Exhibit 10.7

180 Maiden  Lane,  22nd  Floor

New  York,  New  York 10038

Jeffrey J. Hurd Senior Vice President Human Resources & Communications	Phone: 212 770 7292 Fax: 212 770 9817

November 3,  2010

Mr.  Sid  Sankaran

36 Strathcona  Avenue

Toronto, Ontario  M4K  1K7 Canada

Dear Sid:

I am  pleased  to  confirm  the   terms  of  your   employment  with   American   International Group,  Inc.

1.        Effective  Date.  October  1,  2010,  or  as  soon thereafter as  possible.

2.         Position.  On  the  Effective  Date,  you  will  begin  to  serve as Chief  Risk  Officer  of AIG .  In  this  capacity,  you  will  initially  report  to  the  Executive  Vice  President-  Finance, Risk and  Investments  and  the  Finance  and  Risk Committee of  AIG's  Board  of  Directors  and  have  all  of  the  customary authorities, duties and responsibilities that accompany  your  position.

3.          Base  Cash  Salary.  Your  initial  base  cash  salary  will  be  $500,000  per  year (prorated for  partial  years  under  this  letter).

4.          Stock  Salary.   In  addition  to  your  cash  salary,  you  will  receive  semi-monthly awards of  Long-Term  Performance  Units,  also  known  as  LTPUs,  issued  under the  American  International  Group,  Inc.  Long-Term  Performance  Units Plan.  These  awards,  which  we  refer  to  as  stock  salary,  will  be  at  a  rate  of $830,000 per  year  (prorated  for  partial  years  under  this  letter).   Your  stock salary awards  will  be  subject  to  additional  terms,  including:

•      Of your total annual stock salary, LTPUs earned at a rate of $165,000 per year (prorated for partial years under this letter) will be settled on the first anniversary of the date of grant, and the remaining LTPUs will be settled on the third anniversary of the date of grant; and

•      Stock salary is immediately vested upon grant.

Mr. Sid  Sankaran

November 3,  2010

5.         Annual  Incentive  Awards.   You  will  be  eligible  to  receive  an  annual  incentive award based  on  a  target  amount  of  $1,960,000  (prorated  for  partial  years under this  letter).   AIG's  Compensation  and  Management  Resources Committee (the  "Committee"),  in  consultation  with  the  Executive  Vice President- Finance,   Risk  and  Investments,  will  determine   the  amount  of your  annual incentive  award  based   on  its  performance   assessment  against objective performance  metrics.   Any  annual  incentive  award  earned  will  be paid in  three  installments  (in  each  case  prorated   for  partial  years  under  this letter):

•      Twenty-five  percent  (25%)  of  your  earned  incentive  award  (target $490,000) will  be  paid  in  cash  in  March  of  the  year  following  the  year  for which it  was  earned;

•      Twenty-five  percent  (25%)  of  your  earned  incentive  award  (target $490,000) will  be  paid  in  cash  in  March  of  the  second  year  following  the year for  which  it  was  earned;  and

•      Fifty  percent  (50%)  of your earned  incentive  award  (target  $980,000)  will be paid  in  LTPUs  and/or  AIG  stock.   About  sixty-six  percent  (66.3%)  of this part  of  your  earned  incentive  award  (target:  $650,000)  will  be  in  the form of  LTPUs  that  are  immediately  vested  when  granted  and  will  be settled on  the  third  anniversary  of  grant,  and  the  remaining  part  (target: $330,000) will  be  in  the  form  of  AIG  long-term  restricted  stock  units  that will vest  on  the  second  anniversary  of  grant  and  be  subject  to transfer/payout restrictions  as  required  by  the  TARP  Standards  for Compensation and  Corporate  Governance,  31  C.F.R.  Part  30,  (the  "TARP Standards") for  long-term  restricted  stock,  except  that  in  no  event  may this portion  be  transferable/payout  before  the  third  anniversary  of  grant.

6.         Transition  Incentive  Award.   AIG  places  great  importance  on  your  immediate and successful  transition  to  the  role  of  Chief  Risk  Officer  and  integration  into the business.   Therefore,  for  2010  only,  you  will  be  eligible  to  receive  a transition  incentive  award  based   on  a  target  amount  of  $2,250,000,   subject to the  following  terms:

•      The  Committee  will determine the  amount of your  transition  incentive award based  on  its  performance  assessment  against  objective performance metrics  related  to  key  transition  goals.

•      Any  transition  incentive  award  earned  will  be  granted  in  March  2011  and paid in  three  installments:

•      About  twenty-two  percent  (22.2%)  of  your  earned  transition  incentive   award  (target  $500,000)  will  be  paid  in  cash  on  the  grant  date;

•      About  twenty-two  percent   (22.2%)  of your earned  transition incentive award  (target  $500,000)  will  be  immediately  vested  on  the   grant  date  but  payment  in  cash  will  be  deferred  until  March  2012;   and

Mr. Sid  Sankaran November 3,  2010

•      About  fifty-six  percent  (55.6%)  of  your  earned  transition  incentive award (target  $1,250,000)  will  be  paid  in  immediately  vested LTPUs on  the  grant  date,  and  such  LTPUs  will  be  settled  on  the  third anniversary of  the  grant  date.

•      Notwithstanding   any  contrary  provision  in  the  preceding,  any  transition incentive award  earned  will  be  subject  to  the  following  forfeiture  and repayment requirement:

•      If  you  voluntarily  terminate  your  employment  prior  to  or  on  the first anniversary  of  grant,  you  will  forfeit  the  LTPUs  and  any unpaid cash  and  be  obligated  to  repay  AIG  the  full  amount  of  any cash already  paid  to  you.

Please note  that  receipt  of  this  Transition  Incentive  Award  is  predicated  upon your providing  written  documentation  to  AIG  within  30  days  of  your  start date showing  forfeiture  of  your  unvested  and/  or  unpaid  incentives, commissions, and/  or  equity  awards  from your current  employer.

7.          Restructuring  of  Future  Payments.  It  is  possible  that  you  will  be  among  AIG's top 25  most  highly  compensated employees and  subject  to  the  most stringent restrictions  imposed  by  the  TARP  Standards  (the  "Restricted  Top 25") in  the  future. If  that  is  reasonably  expected  to  occur,  the  payment  of your earned  incentive  or  other  amounts  may  be  restructured  in  order  to comply with  the  applicable  TARP  Standards  and  guidance  provided  by  the Office of  the  Special  Master  for  TARP  Executive  Compensation.

8.         Benefits.   Subject  to  the  limits  of  this  letter  and  the  TARP  Standards,  you will be  entitled  to  benefits  consistent  with  senior  executives  of  AIG  and reimbursement of  reasonable  business  expenses,  in  each  case  in  accordance with applicable  AIG  policies  as  in  effect  from  time  to  time.  Beginning  as  of the date  hereof,  you  will  participate  in  AIG's  Executive  Severance  Plan  as  an Eligible Employee  (without  regard  to  the  Partners  Plan,  for  which  you  are  not eligible, or  any  other  eligibility  requirement).  For  purposes  of  the  Executive Severance Plan,  your  "Severance  Period"  will  be  twelve  months  and,  for 2010, your  2010  cash  incentive  target  under  Section  5  (not  prorated)  will  be treated as  your  historic  average  "Annual  Cash  Bonuses".   Thereafter,  your actual 2010  cash  incentive  award  under  Section  5  (annualized)  will  serve  as your 2010  Annual  Cash  Bonus  for  purposes  of  the  Executive  Severance Plan. Your  2010  stock  salary  will  not  be  treated  as  "Annual  base  salary"  for purposes of the Executive  Severance  Plan.  In  addition,  compensation payments and  structures  approved  by  the  Special  Master  for  TARP  Executive Compensation for  years  after  2010  may  not  result  in  an  increase  in  the amounts payable  under  the  Executive  Severance  Plan.

9.          Executive  Compensation  Standards.  Any  bonus or incentive  compensation paid to  you  is  subject  to  recovery  or  "clawback''  by  AIG  if  the  payments were based on  materially  inaccurate  financial  statements  or  any  other  materially inaccurate performance  metric  criteria,  or  if  you  are  terminated  due  to misconduct that  occurred  during  the  period  the  bonus  or  incentive compensation was  earned  (all  within  the  meaning  of,  and  to  the  full  extent necessary to  comply  with,  the  TARP  Standards).  In  addition,  you  will not be

Mr. Sid  Sankaran

November 3,  2010

entitled to  any  golden  parachute  payment  or  tax  gross-up  from  AIG  or  its affiliates to  the  extent  prohibited  by  the  TARP  Standards  (which  AIG  does  not expect to  affect  your  rights  under  the  Executive  Severance  Plan  unless  you enter the  Restricted  Top  25).

Your compensation  is  subject  to  applicable  regulations  issued  by  the  U.S. Department of  the  Treasury  and  applicable  requirements  of  agreements between AIG  and  the  U.S.  government,  as  the  same  are  in  effect from time  to time. You  may  receive  compensation  from  AIG  only  to  the  extent  that it is consistent with  those  regulations  and  requirements.

If, after  your  start  date,  AIG  determines  it  necessary  under  any compensation requirements  or  regulations,  you  shall  (a)  promptly  execute  a waiver of  claims  against  AIG  and  its  affiliates  and  the  United  States  relating to the  compensation  requirements  or  regulations  and  (b)  execute  such  other agreements, acknowledgments  or  other  documents  necessary  to  implement such compensation  requirements  or  regulations  (in  each  case  in  such  form as AIG  determines  is  appropriate).

10.    Indemnification  and  Cooperation.  During  and  after  your  employment,  AIG will indemnify  you  in  your  capacity  as  a  director,  officer,  employee  or  agent of AIG  to  the  fullest  extent  permitted  by  applicable  law  and  AIG's  charter  and by-laws, and  will  provide  you  with director and  officer  liability  insurance coverage (including  post-termination/post-director  service  tail  coverage)  on the same  basis  as  AIG's  other  executive  officers.  AIG  agrees  to  cause  any successor to  all  or  substantially  all  of  the  business  or  assets  (or  both)  of  AIG to assume  expressly  in  writing  and  to agree to  perform  all  of  the  obligations of AIG  in  this  paragraph.

You agree  (whether  during  or  after  your  employment  with  AIG)  to  reasonably cooperate with  AIG  in  connection  with  any  litigation  or  regulatory  matter  or with any  government  authority  on  any  matter,  in  each  case,  pertaining  to AIG and  with  respect  to  which  you  may  have  relevant  knowledge,  provided that, in  connection  with  such cooperation, AIG  will  reimburse  your reasonable expenses  and  you  shall  not  be  required  to  act  against  your  own legal interests.

11.   Tax  Matters.  To  the  extent  any  taxable  expense  reimbursement  or  in-kind benefits under  Section  8  or  10  is  subject  to  Section  409A  of  the  Internal Revenue Code  of  1986,  the  amount  thereof  eligible  in  one  taxable  year  shall not affect  the  amount  eligible  for  any  other  taxable  year,  in  no  event  shall any expenses be  reimbursed  after  the  last  day  of  the  taxable  year  following the taxable  year  in  which  you  incurred  such  expenses  and  in  no  event  shall any right  to  reimbursement  or  receipt  of  in-kind  benefits  be  subject  to liquidation or  exchange  for  another  benefit.   Each  payment  under  this  letter will be  treated  as  a  separate  payment  for  purposes  of  Section  409A  of  the Code.

12.    Withholding.  Tax  will  be  withheld  by  AIG  as  appropriate  under  applicable Federal or  other  governmental  tax  requirements for any  payments or deliveries under  this  letter,  including  by  withholding  in-kind  from  awards  of shares or  LTPUs.

Mr. Sid  Sankaran

November 3,  2010

13.    Non-competition  and  non-solicitation.  In  connection  with  your  joining  AIG, you agree  to  sign  the  attached  Non-competition,  Non-solicitation  and  Non-disclosure  Agreement.

14.   No  Guarantee  of  Employment.  This  offer  letter  is  not  a  guarantee  of employment for  a  fixed  term.   Your  employment  with  AIG  (as  set  forth  in  the employment application)  will  be  on  an  "at-will"  basis,  meaning  that  you  and AIG may  terminate  your  employment  with  AIG  at  any  time  and  for  any reason, with  or  without  prior  notice.

15.    Entire  Agreement.  Together  with  the  employment  application,  this  offer  letter constitutes AIG's  only  statement  relating  to  its  offer  of  employment  to  you and supersedes  any  previous  communications or representations,  oral  or written, from  or  on  behalf  of  AIG  or  any  of  its  affiliates.   Notwithstanding  the foregoing, your  signed  Fair  Credit  Reporting  Act  Consumer  Disclosure  and General Authorization  is  expressly  incorporated  by  reference  into  this  offer letter.

16.    Miscellaneous  Representations.  You  confirm  and  represent  to  AIG,  by signing this  letter,  that:  (a)  you  are  under  no  obligation  or  arrangement (including any  restrictive  covenants  with  any  prior  employer  or  any  other entity) that  would  prevent  you  from  becoming  an  employee  of  AIG  or  that would adversely  impact  your  ability  to  perform  the  expected  services  on behalf of  AIG;  (b)  you  have  not  taken  (or  failed  to  return)  any  confidential information belonging  to  your  prior  employer  or  any  other  entity,  and,  to  the extent you  remain  in  possession  of  any  such  information,  you  will  never  use or disclose  such  information  to  AIG  or  any  of  its  employees,  agents  or affiliates; and  (c)  you  understand   and  accept  all  of  the  terms  and  conditions of this offer.

17.    Dispute  resolution.  Any  contest  or  dispute  between  AIG  and  you  arising  out of or  relating  to  or  concerning  this  letter  or  your  other  employment arrangements with  AIG  (including  termination  of  your  employment)  shall  be submitted to  arbitration  in  New  York  City  before,  and  in  accordance  with  the commercial arbitration  rules  then  obtaining  of,  the  American  Arbitration Association.   Each  party  will  bear  his  or  its  own  expenses  of  the  arbitration including legal  fees.   Any  dispute  will  be  subject  to  the  jurisdiction  of  a  State or Federal  court  located  in  the  City  of  New  York  to  the  extent  necessary  to obtain injunctive  relief.

[Signature page  follows]

Mr.  Sid  Sankaran

November 3,  2010

We look  forward  to  having  you  as  a  member  of  AIG's  leadership  team.

                                                         Sincerely,

                                                         AMERICAN INTERNATIONAL GROUP, INC.

                                                         By: /s/ Jeffrey J. Hurd

                                                                                 Jeffrey J. Hurd

                                                                                 Senior Vice President –

                                                                                 Human Resources and Communications

I agree  with  and  accept  the  foregoing  terms.

/s/ Sid Sankaran

Sid Sankaran